Exhibit (d)(6)(a)

MAINSTAY VP FUNDS TRUST

FORM OF AMENDMENT TO SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, is made as of the 1st day of May, 2021, between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and BNY Mellon Asset Management North America Corporation, a Delaware corporation (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to the Subadvisory Agreement, dated November 30, 2018, as amended (“Agreement”); and

WHEREAS, the Manager and the Subadvisor hereby wish to amend Schedule A of the Agreement to rename the portfolio from MainStay VP Mellon Natural Resources Portfolio to MainStay VP Natural Resources Portfolio.

NOW, THEREFORE, the parties agree as follows:

(i) Effective May 1, 2021, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first written above. This Agreement may be signed in counterparts.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:		By:
Name:	Brian J. McGrady	Name:	Yie-Hsin Hung
Title:	Director and Associate General Counsel	Title:	Chief Executive Officer

BNY MELLON ASSET MANAGEMENT NORTH AMERICA CORPORATION

Attest:	By:
Name:	Name:
Title:	Title:

SCHEDULE A

(As of May 1, 2021)

As compensation for services provided by Subadvisor, the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

PORTFOLIO	ANNUAL RATE

MainStay VP Natural Resources Portfolio	0.40% on assets up to $150 million; 0.35% on assets from $150 million to $300 million; and 0.30% on assets over $300 million.

The portion of the fee based upon the average daily net assets of the Series shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Series.

The annual rate is based on the percentage that the Allocated Assets constitutes of the Portfolio’s total average daily net assets.

Payment will be made to the Subadvisor on a monthly basis.